UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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SPARTANNASH COMPANY
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK DISANTO

JOHN E. FLEMING

MICHAEL J. LEWIS

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

Item 1: On May 17, 2022, the Investor Group issued a Rebuttal Investor Presentation titled “Reinforcing the Need for New, Qualified and Independent Directors at SpartanNash”, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: On May 18, 2022, the Investor Group issued the following press release:

Macellum and Ancora Issue Supplemental Presentation Regarding SpartanNash

Exposes and Refutes the Distortions in SpartanNash’s May 16th Presentation

Reinforces the Urgent Need to Replace Three Long-Tenured Directors who Chair the Board and Critical Committees with Three New, Qualified and Independent Directors

Urges Shareholders to Vote for the Investor Group’s Three-Member Slate on the BLUE Proxy Card

NEW YORK--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”), today issued a rebuttal presentation to the Company's May 16 presentation that highlights the incumbent Board of Directors' (the "Board") apparent attempts to mislead shareholders about its exceedingly poor capital allocation decisions, corporate governance policies, financial and operating results, and succession planning.

As a reminder, the Investor Group has nominated three highly qualified and independent candidates for election to SpartanNash’s Board of Directors at the 2022 Annual Meeting of Shareholders.

CLICK HERE TO DOWNLOAD AND VIEW THE REBUTTAL PRESENTATION

Jonathan Duskin, Managing Partner of Macellum, and Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

"This contest at SpartanNash is about the need to replace three extremely long-tenured directors who have collectively presided over years of abysmal capital allocation, dismal shareholder returns, poor governance, questionable succession planning and weak strategic oversight.

We believe SpartanNash’s latest apparent attempt to mislead shareholders and rewrite history about the incumbent Board’s destruction of value and blatant lack of succession planning validates our case for urgent change. We believe there are serious risks associated with maintaining the status quo at SpartanNash, including allowing the Company’s long-tenured directors – who have already failed to create meaningful value for shareholders – to continue to oversee management as it executes a reactionary and suspect operating plan.

The Board’s reactive self-refresh, failed to add relevant grocery and food distribution expertise or a shareholder’s perspective. It also left the three directors we are targeting in key leadership positions as Chair of the Board, Chair of the Nominating and Governance Committee and Chair of the Audit Committee, suggesting to us that once shareholder pressure is eased, the Company will continue to underperform. With an average tenure of over 19 years, we find no reason to have Chairman Douglas Hacker, William Voss or Margaret Shan Atkins continue at the helm of this Board.

Our nominees bring a shareholder perspective, operational knowhow, relevant grocery and food distribution expertise and successful track records. We strongly believe that all three nominees, who collectively possess the right skills, experience and perspectives to help drive long-term value at SpartanNash.”

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on the BLUE Proxy Card to Elect the Investor Group’s Aligned and Qualified Nominees

Contact Info@SaratogaProxy.com With Questions About How to Vote

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:
Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:
Longacre Square Partners
Greg Marose / Casie Connolly, 646-386-0091
macellum@longacresquare.com